Exhibit 99.1

Build-A-Bear Workshop, Inc. Reports Fiscal 2009 Third Quarter Results

  Revenue from European operations, excluding the impact of foreign exchange, increased 7% to $18 million in third quarter 2009 vs. third quarter 2008.
  Cost reduction plans ahead of schedule -- year-to-date pre-tax cost savings total $18 million; now expect full year savings of approximately $20 million.
  Company renews bank line of credit; balance sheet remains debt-free with consolidated cash balance of $27 million.

ST. LOUIS--(BUSINESS WIRE)--October 29, 2009--Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive entertainment retailer of customized stuffed animals, today reported results for the 2009 third quarter and first nine months. The company also announced the renewal of its bank line of credit with US Bank National Association. The two-year extension expires in December 2011 and provides the company with $40 million in available credit for the first half of each calendar year and a seasonal overline to $50 million from July to December each year.

In addition, the company reported that cost reduction plans are progressing ahead of schedule. The company now expects to generate approximately $20 million in annualized pre-tax savings in 2009, up from a previous estimate of $18 million. The company’s consolidated cash balance was $27 million at the end of the third quarter.

“Our third quarter results include solid progress toward our goals and reflect a steady improvement in our comparable store sales trend, continued cost savings, and a strong balance sheet,” said Build-A-Bear Workshop Chairman and Chief Executive Bear Maxine Clark. “As we begin the fourth quarter we are encouraged. Sales trends continue to improve over the third quarter and we are focused on maximizing the holiday season with compelling products, marketing and a new holiday store experience. Next week, we launch the transformation of Build-A-Bear Workshop to Santa’s Workshop for the holiday season and on November 24th, for the first time in company history, our plush animals will be brought to life on television in a one-hour feature movie on ABC Family. The combination of our merchandise assortment, marketing programs, entertainment appeal and new in-store experiences are expected to deliver continued improvements in our fourth quarter results.

“We continue to be diligent about cost control; year-to-date we have achieved $18 million in cost reductions and are now on track to deliver $20 million in full year cost savings, ahead of our plans, and our balance sheet remains debt free.”

Fiscal 2009 third-quarter (13 weeks ended October 3, 2009):

  Total revenues were $91.7 million compared to $107.2 million in the fiscal 2008 third quarter (13 weeks ended September 27, 2008). Consolidated comparable store sales declined 12.9% including a 2.5% increase in Europe and a 16.0% decrease in North America (third quarter comparable store sales are compared to the 13 week period ended October 4, 2008).
  The net loss was $4.8 million, or $0.25 per diluted share, compared to the fiscal 2008 third quarter net loss of $2.0 million or $0.11 per diluted share.
  The net loss for the third quarter of fiscal 2009 included a non-cash charge of $2.3 million, or $0.12 per diluted share, resulting from the allocation of losses related to the company’s minority investment in Ridemakerz, LLC, and costs of $0.1 million or $0.01 per diluted share, for the Friends 2B Made concept closure.

Fiscal 2009 first nine months (39 weeks ended October 3, 2009):

  Total revenues were $271.5 million compared to $325.7 million in the fiscal 2008 first nine months (39 weeks ended September 27, 2008). Consolidated comparable store sales declined 15.0% including a 5.3% increase in Europe and an 18.2% decrease in North America (first nine month comparable store sales are compared to the 39 week period ended October 4, 2008).
  The net loss was $11.6 million, or $0.61 per diluted share compared to the fiscal 2008 first nine months net loss of $0.4 million, or $0.02 per diluted share.
  The net loss for the first nine months of fiscal 2009 included, a non-cash charge of $2.8 million, or $0.15 per diluted share, resulting from the allocation of losses related to the company’s minority investment in Ridemakerz, LLC, and costs of $0.5 million, or $0.03 per diluted share charge for the Friends 2B Made concept closure.

Fiscal 2009 Third-Quarter

Fiscal 2009 third quarter total revenues include net retail sales of $89.7 million, compared to $105.8 million in 2008. Excluding the impact of foreign exchange, net retail sales declined 14.1%.

European operations net retail sales were $17.6 million in the 2009 third quarter, compared to $19.0 million in the 2008 third quarter. Excluding the impact of foreign exchange, European operations net retail sales increased 7.1%. The pre-tax earnings from European operations totaled $1.3 million in the 2009 third quarter, compared to $0.8 million in the 2008 third quarter.

Fiscal 2008 third-quarter net loss included costs of $1.7 million, or $0.09 per diluted share charge for the Friends 2B Made concept closure.

Year-to-date Financial Results

Fiscal 2009 first nine month total revenues include net retail sales of $267.4 million, compared to $321.1 million in last year’s first nine months. Excluding the impact of foreign exchange, net retail sales declined 15.3%.

European operations net retail sales were $45.9 million in the first nine months of fiscal 2009, compared to $50.6 million in the first nine months of fiscal 2008. Excluding the impact of foreign exchange, European operations net retail sales increased 13.7%. The pre-tax loss from European operations totaled $0.6 million in the 2009 first nine months, compared to a loss of $0.5 million in the 2008 first nine months.

The 2008 first nine month net loss included $2.1 million, or $0.11 per diluted share charge for the Friends 2B Made concept closure.

Stores

Build-A-Bear Workshop ended the 2009 third quarter with 345 company-owned stores – 291 in North America and 54 in Europe. During the 2009 third quarter, the company opened one new store in Calgary, Alberta and relocated one store in Houston; during the 2009 first nine months, the company opened one new store, relocated one store, and closed two stores. This completes the planned store activity for fiscal 2009.

During the 2008 third quarter the company opened 11 new stores – 10 in North America and one in Europe. During the first nine months of 2008, the company opened 20 new stores – 16 in North America and four in Europe. The company opened 25 new stores in fiscal 2008.

Other Costs

In the 2009 third quarter, the company recorded a non-cash, net-of-tax charge of $2.3 million or $0.12 per diluted share resulting from the allocation of losses related to its investment in Ridemakerz, LLC. Ridemakerz is a young company still in its start-up phase which has developed an interactive retail concept that allows children and families to build and customize their own personalized cars. Ridemakerz incurred substantial losses during the 2009 third quarter while it accomplished major restructuring of its operations. Consistent with Ridemakerz’s strategy to operate primarily in tourist venues and develop products for sale in third party retail, to-date they have closed seven of nine mall-based stores and opened one new temporary store in Downtown Disney in the Disneyland Resort in Anaheim, Calif. As Ridemakerz continues to incur losses, Build-A-Bear Workshop will be required to recognize those losses as non-cash charges up to the amount of the company’s total investment, including receivables, unless additional equity investments are made by other investors. As of October 3, 2009, the company’s investment in Ridemakerz was approximately $3.2 million and outstanding receivables from Ridemakerz were $1.0 million.

In the 2009 third quarter the company also completed the closure of the Friends 2B Made concept and recorded a net-of-tax charge of $0.1 million or $0.01 per diluted share associated with concept closure. The company announced plans to close the Friends 2B Made concept, a line of make-your-own dolls and related products in the fiscal 2008 third quarter. The closure plan included nine Friends 2B Made locations. Charges associated with this concept closing are identified as 'store closing' costs on the consolidated statement of operations included in this press release.

Today’s Conference Call Webcast

Build-A-Bear Workshop will host a live Internet webcast of its quarterly investor conference call at 9 a.m. EDT today. The audio broadcast may be accessed at our investor relations Web site, http://IR.buildabear.com. The call is expected to conclude by 10 a.m.

A replay of the conference call webcast will be available in the investor relations Web site for one year. A telephone replay will be available beginning at approximately noon EDT today until midnight EST on November 12, 2009. The telephone replay is available by calling (617) 801-6888. The access code is 80935456.

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc. is the leading and only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. Founded in 1997, the company currently operates more than 400 Build-A-Bear Workshop® stores worldwide, including company-owned stores in the United States, Puerto Rico, Canada, the United Kingdom, Ireland and France, and franchise stores in Europe, Asia, Australia and Africa. In 2007, the interactive experience was enhanced - all the way to CyBEAR™ space - with the launch of buildabearville.com®, the company’s virtual world stuffed with fun. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $468 million in fiscal 2008. For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at buildabear.com®.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent Build-A-Bear Workshop expectations or beliefs with respect to future events. Our actual results may differ materially from the results discussed in the forward-looking statements. These risks and uncertainties include, without limitation, those detailed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended January 3, 2009, and quarterly reports on Form 10-Q for the fiscal quarters ended April 4, 2009 and July 4, 2009, as filed with the SEC, and the following: general economic conditions may continue to deteriorate, which could lead to disproportionately reduced consumer demand for our products, which represent relatively discretionary spending; our consolidated financial results may be significantly affected by changes in foreign currency exchange rates; customer traffic may continue to decrease in the shopping malls where we are located, on which we depend to attract guests to our stores; we may be unable to generate interest in and demand for our interactive retail experience, or to identify and respond to consumer preferences in a timely fashion; our marketing and on-line initiatives may not be effective in generating sufficient levels of brand awareness and guest traffic; we may be unable to generate comparable store sales growth; losses incurred by our affiliate Ridemakerz LLC may adversely affect our financial condition and profitability; we may be unable to open new stores or may be unable to effectively manage our growth; we may be unable to effectively manage our international franchises or laws relating to those franchises may change; we may be unable to renew or replace our store leases, or enter into leases for new stores on favorable terms or in favorable locations, or may violate the terms of our current leases; the ability of our principal vendors to deliver merchandise may be disrupted; the availability and costs of our products could be adversely affected by risks associated with international manufacturing and trade; high petroleum products prices could increase our inventory transportation costs and adversely affect our profitability; we may be unable to repurchase shares at all or at the times or in the amounts we currently anticipate or the results of the share repurchase program may not be as beneficial as we currently anticipate; fluctuations in our quarterly results of operations could cause the price of our common stock to substantially decline; we may suffer negative publicity or be sued due to violations of labor laws or unethical practices by manufacturers of our merchandise; we may improperly obtain or be unable to protect information from our guests in violation of privacy or security laws or expectations; our products could become subject to recalls or product liability claims that could adversely impact our financial performance and harm our reputation among consumers; we may lose key personnel, be unable to hire qualified additional personnel, or experience turnover of our management team; we may be unable to realize the anticipated benefits from our company-owned distribution center or our third-party distribution center providers may perform poorly; we may be unable to realize some of the expected benefits of the acquisition of Amsbra and Bear Factory, and the inclusion of France as a company-owned country; our market share could be adversely affected by a significant, or increased, number of competitors; we may fail to renew, register or otherwise protect our trademarks or other intellectual property; and we may have disputes with, or be sued by, third parties for infringement or misappropriation of their proprietary rights. These risks, uncertainties and other factors may adversely affect our business, growth, financial condition or profitability, or subject us to potential liability, and cause our actual results, performance or achievements to be materially different from those expressed or implied by our forward-looking statements. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Financial Tables Follow)

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	13 Weeks		13 Weeks
	Ended		Ended
	October 3,	% of Total	September 27,	% of Total
	2009	Revenues (1)	2008	Revenues (1)
Revenues:
Net retail sales	$89,731	97.8	$105,786	98.6
Franchise fees	945	1.0	982	0.9
Licensing revenue	1,064	1.2	478	0.5
Total revenues	91,740	100.0	107,246	100.0
Costs and expenses:
Cost of merchandise sold	57,024	63.5	63,471	60.0
Selling, general and administrative	39,255	42.8	43,491	40.6
Store preopening	73	0.1	871	0.8
Store closing	250	0.3	2,916	2.7
Equity losses from investment in affiliate	4,592	5.0	—	—
Interest expense (income), net	(44)	(0.0)	(135)	(0.1)
Total costs and expenses	101,150	110.3	110,614	103.1
Loss before income taxes	(9,410)	(10.3)	(3,368)	(3.1)
Income tax benefit	(4,647)	(5.1)	(1,353)	(1.3)
Net loss	$(4,763)	(5.2)	$(2,015)	(1.9)

Loss per common share:
Basic	$(0.25)		$(0.11)
Diluted	$(0.25)		$(0.11)
Shares used in computing common per share amounts:
Basic	18,876,697		18,815,996
Diluted	18,876,697		18,815,996

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except share and per share data)

	39 Weeks		39 Weeks
	Ended		Ended
	October 3,	% of Total	September 27,	% of Total
	2009	Revenue (1)	2008	Revenue (1)
Revenues:
Net retail sales	$267,354	98.5	$321,108	98.6
Franchise fees	2,153	0.8	3,055	0.9
Licensing revenue	1,978	0.7	1,585	0.5
Total revenues	271,485	100.0	325,748	100.0
Costs and expenses:
Cost of merchandise sold	172,663	64.6	191,640	59.7
Selling, general and administrative	113,683	41.9	130,492	40.1
Store preopening	90	0.0	2,046	0.6
Store closing	981	0.4	2,916	0.9
Equity losses from investment in affiliate	5,125	1.9	—	—
Interest expense (income), net	(92)	0.0	(774)	(0.2)
Total costs and expenses	292,450	107.7	326,320	100.2
Loss before income taxes	(20,965)	(7.7)	(572)	(0.2)
Income tax benefit	(9,408)	(3.5)	(159)	(0.0)
Net loss	$(11,557)	(4.3)	$(413)	(0.1)

Loss per common share:
Basic	$(0.61)		$(0.02)
Diluted	$(0.61)		$(0.02)
Shares used in computing common per share amounts:
Basic	18,844,009		19,299,301
Diluted	18,844,009		19,299,301

(1) Selected statement of operations data expressed as a percentage of total revenues, except cost of merchandise sold which is expressed as a percentage of net retail sales. Percentages will not total due to cost of merchandise sold being expressed as a percentage of net retail sales and rounding.

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except per share data)

	October 3,	January 3,
	2009	2009
ASSETS
Current assets:
Cash and cash equivalents	$27,043	$47,000
Inventories	48,457	50,586
Receivables	5,124	8,288
Prepaid expenses and other current assets	21,545	16,151
Deferred tax assets	4,243	3,839
Total current assets	106,412	125,864

Property and equipment, net	107,616	123,193
Goodwill	33,247	30,480
Other intangible assets, net	4,037	3,903
Investment in affiliate	3,159	7,721
Other assets, net	10,584	8,991
Total Assets	$265,055	$300,152

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$28,134	$37,547
Accrued expenses	4,795	12,593
Gift cards and customer deposits	21,157	29,210
Deferred revenue	7,811	7,634
Total current liabilities	61,897	86,984

Deferred franchise revenue	2,102	2,033
Deferred rent	36,298	41,714
Other liabilities	1,222	1,696

Stockholders' equity:
Common stock, par value $0.01 per share	204	195
Additional paid-in capital	78,871	76,852
Accumulated other comprehensive loss	(7,247)	(12,585)
Retained earnings	91,708	103,263
Total stockholders' equity	163,536	167,725
Total Liabilities and Stockholders' Equity	$265,055	$300,152

BUILD-A-BEAR WORKSHOP, INC. AND SUBSIDIARIES
Unaudited Selected Financial and Store Data
(dollars in thousands)

		13 Weeks	13 Weeks	39 Weeks	39 Weeks
		Ended	Ended	Ended	Ended
		October 3,	September 27,	October 3,	September 27,
		2009	2008	2009	2008

Other financial data:
	Gross margin ($) (1)	$32,707	$42,315	$94,691	$129,468
	Gross margin (%) (1)	36.5%	40.0%	35.4%	40.3%
	Capital expenditures, net (2)	$2,938	$5,656	$6,651	$20,372
	Depreciation and amortization	$7,025	$7,383	$21,114	$21,626
	Sales over the Internet	$1,731	$2,024	$5,966	$6,893

Store data (3):
	Number of company-owned stores at end of period
	North America			291	288
	Europe			54	53
	Total stores			345	341

	Number of franchised stores at end of period			61	60

	Company-owned store square footage at end of period
	North America			843,382	844,220
	Europe (4)			77,520	75,981
	Total square footage			920,902	920,201

	Comparable store sales change (%) (5) (6)
	North America	(16.0)%	(14.4)%	(18.2)%	(15.8)%
	Europe	2.5%	8.2%	5.3%	8.3%
	Consolidated	(12.9)%	(11.6)%	(15.0)%	(13.1)%

(1)	Gross margin represents net retail sales less cost of merchandise sold. Gross margin percentage represents gross margin divided by net retail sales.

(2)	Capital expenditures, net represents cash paid for property, equipment, other assets and other intangible assets.
(3)	Excludes our webstore and seasonal and event-based locations. North American stores are located in the United States, Canada and Puerto Rico. In Europe, stores are located in the United Kingdom, Ireland and France.
(4)	Square footage for stores located in Europe is estimated selling square footage.
(5)	Comparable store sales percentage changes are based on net retail sales and stores are considered comparable beginning in their thirteenth full month of operation.
(6)	Comparable store sales percentage changes for 2009 are based on net retail sales as compared to the 13 and 39 week periods ended October 4, 2008.

CONTACT:
Build-A-Bear Workshop, Inc.
Investors:
Molly Salky, 314-423-8000 x5353
or
Media:
Jill Saunders, 314-423-8000 x5293